Cover-All Technologies Reports 2009 Financial Results - Third Consecutive Record Year of Revenues and Operating Results

Company Reports Record Fourth Quarter, 2009; 12th Consecutive Profitable Quarter and Best Quarter in Company’s History

Full-Year Revenue increases to $14.5 Million

Full-Year Operating Income increases 15.5% over 2008

FAIRFIELD, NEW JERSEY (February 16, 2010) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced record financial results for the full year and fourth quarter ended December 31, 2009.

Operational Highlights:

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Full-year 2009 revenue was $14.5 million compared to $13.5 million for the year 2008, an increase of 7.8%. Fourth quarter 2009 revenue increased 94.7%, to $6.2 million, compared to $3.2 million for the same period in 2008.

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Continuing revenue (maintenance and ASP revenue from contracts) for the full year 2009 was $7.1 million, up 14.7% from $6.2 million in the same period in 2008. Continuing revenue for the fourth quarter of 2009 was $1.8 million, up 11.7% compared to $1.6 million in last year.

•	Net operating margin increased to 23% in 2009, up from 21% in 2008, as total expenses for 2009 increased only 5.7%, to $11.2 million, compared to $10.6 million for 2008.
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Operating income was $3.3 million, up 15.5% compared to $2.8 million last year, as operating income grew approximately twice as fast as total revenue, demonstrating the leverage in the Company’s business model.

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The Company’s balance sheet remains strong with stockholders’ equity at a record $11.5 million as of December 31, 2009. The Company completed the fourth quarter of 2009 with $4.3 million in cash, $7.2 million in working capital and no debt.

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During the fourth quarter, Cover-All signed three significant customer agreements. Some of the products and services were delivered and revenue was recognized in the fourth quarter of 2009. Additional professional services, license and maintenance revenues will be recognized as additional products and services are delivered in 2010 and early 2011.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “In a challenging economy, Cover-All produced its third consecutive record year. I’m particularly pleased with our ability to grow our operating income at approximately twice the pace of our revenue growth. As announced on January 13, 2010, Cover-All’s fourth quarter was the strongest quarter in our Company’s history and this represents the culmination of another successful year. During the quarter we announced three new contracts, the most ever in one quarter, which validates our expanded sales and marketing efforts. We are also expanding our My Insurance Center offering with exciting new capabilities that make us even more competitive in the marketplace as we focus on trying to achieve yet another record year for 2010.”

Full Year Financial Results

Total revenues for the year ended December 31, 2009 were a record $14.5 million, compared to $13.5 million in 2008, an increase of 7.8%. License revenue in 2009 was $4.1 million, compared to

$3.8 million in 2008. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $7.1 million for 2009, up 14.7% from $6.2 million in 2008. Professional services revenue for 2009 was $3.3 million, down 5.6% compared to $3.5 million in 2008.

Total expenses (cost of revenue and operating expenses) for the full year 2009 were $11.2 million, up 5.7% from $10.6 million in 2008.

The Company recorded an income tax benefit of $1.6 million in 2009, offset by the recognition of $840,000 for the portion of its tax valuation allowance, for a net benefit of $787,500. The income tax benefit represented approximately $0.03 in earnings per share for both the 2009 fourth quarter and full-year period. The Company does not expect to have to make significant cash payments for Federal income taxes until all net operating loss carryforwards are utilized. As of December 31, 2009, the balance of Federal net operating loss carryforwards was $16 million.

Net income, including the $787,500 tax benefit, for the year ended December 31, 2009 was $3.9 million, or $0.16 per share (based on 25.1 million weighted average diluted shares). This compared to $4.6 million, or $0.19 per share (based on 24.2 million weighted average diluted shares), for 2008, which included a $1.7 million, or $0.07 per share, tax benefit.

Fourth Quarter Financial Results

Total revenues for the three months ended December 31, 2009 were a record $6.2 million, compared to $3.2 million for the same period in 2008, an increase of 94.7%. License revenue for the three months ended December 31, 2009 was $3.7 million, compared to $282,000 for the same period in 2008. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $1.8 million for the fourth quarter of 2009, up 11.7% from $1.6 million in the same period in 2008. Professional services revenue for the fourth quarter of 2009 was $696,000, down 44.7% compared to $1.3 million for the same period in 2008.

Total expenses (cost of revenue and operating expenses) for the three months ended December 31, 2009 increased 23.0% to $3.5 million from $2.9 million. Inclusive of the $787,000 or $0.03 per share tax benefit, net income for the three months ended December 31, 2009 was a record $3.3 million, or $0.13 per share, compared to $2.0 million, or $0.08 per share, in the same quarter of 2008. Net income for the fourth quarter of 2008 included a tax benefit of $1.7 million, or $0.07 per share.

“We had a strong finish to 2009, due in no small part to the revolutionary capabilities of My Insurance Center and our reputation for delivering on our promises,” commented Mr. Roblin. “These contracts are multiyear agreements that are by their nature complex. We cannot predict precise timing of new revenues given both the complexity of the contract process and the strict rules regarding revenue recognition.”

Balance Sheet

Stockholders’ equity was $11.5 million as of December 31, 2009 compared to $7.8 million as of December 31, 2008. Total assets increased to $15.0 million as of December 31, 2009 compared to $11.0 million as of December 31, 2008. As of December 31, 2009, the Company had $4.3 million in cash, $7.2 million in working capital and no debt.

“We are proud to report our third consecutive record year and our 12th consecutive profitable quarter. The company is stronger than ever before and our opportunities to grow and expand have considerably increased. Moreover, we continue to grow our continuing, or recurring, revenue base setting the stage for increasing profitability. We have proven our business model and our ability to deliver consistent and record results. We expect 2010 to be a very exciting year as we expand our My Insurance Center offering with innovative new capabilities that will be attractive both to new as well as to our existing customers, making us even more competitive in the marketplace. We are also actively focused on additional strategic opportunities for growth.” concluded Mr. Roblin.

Conference Call Information

Management will conduct a live teleconference to discuss its fourth quarter 2009 financial results at 4:30 p.m. ET on Tuesday, February 16, 2010. Anyone interested in participating should call 1-877-941-8418 if calling from the United States, or 480-629-9809 if dialing internationally. A replay will be available until February 23, 2010, which can be accessed by dialing 1-800-406-7325 within the United States and 1-303-590-3030 if dialing internationally. Please use passcode 4226918 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at http://www.cover-all.com/.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With extensive insurance knowledge, experience and commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted. Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 30, 2009, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 13, 2009, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

973/461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

The following is a summary of operating highlights for the three and twelve months ended December 31, 2009 and 2008, respectively, and the consolidated balance sheet as of December 31, 2009 and 2008, respectively:

Cover-All Technologies Inc. and Subsidiaries Operating Highlights
	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues:
Licenses	$ 3,653,972	$ 281,697	$ 4,138,252	$ 3,802,293
Maintenance	1,246,955	1,114,766	4,987,218	4,150,909
Professional Services	696,065	1,257,641	3,281,973	3,476,877
Applications Service Provider Services	573,645	515,822	2,107,949	2,037,180

Total Revenues	6,170,637	3,169,926	14,515,392	13,467,259

Costs and Expenses:
Cost of Sales	2,656,059	1,933,657	7,760,267	7,144,584
Research and Development	221,088	424,965	890,951	1,035,014
Sales and Marketing	217,533	306,465	906,074	883,428
General and Administrative	453,010	198,288	1,674,445	1,540,044
Provision for Doubtful Accounts	--	20,770	--	20,770
Other Expense (Income), Net	(2,436)	(7,632)	(44,754)	(40,405)
Interest Expense (Income), Net	(88)	(16,840)	(6,172)	(19,868)

Total Costs and Expenses	3,545,166	2,859,673	11,180,811	10,563,567

Income Before Income Taxes	$ 2,625,471	$ 310,253	$ 3,334,581	$ 2,903,692

Income Tax Expense	(641,811)	(1,680,001)	(582,325)	(1,652,634)

Net Income	$ 3,267,282	$ 1,990,254	$ 3,916,906	$ 4,556,326

Basic Earnings Per Common Share	$ 0.13	$ 0.08	$ 0.16	$ 0.19

Diluted Earnings Per Common Share	$ 0.13	$ 0.08	$ 0.16	$ 0.19

Cover-All Technologies Inc. and Subsidiaries Consolidated Balance Sheet
	December 31, 2009	December 31, 2008
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$ 4,324,446	$ 4,686,470
Accounts Receivable (Net)	5,086,482	2,055,815
Prepaid Expenses	415,492	334,804
Deferred Tax Asset	806,750	840,000
Total Current Assets	10,633,170	7,917,089
Property and Equipment - At Cost:
Furniture, Fixtures and Equipment	624,266	623,547
Less: Accumulated Depreciation	(371,329)	(300,164)
Property and Equipment - Net	252,937	323,383
Other Assets:
Deferred Tax Asset	1,660,750	840,000
Other Assets	110,150	110,151
Capitalized Software	2,341,960	1,848,111
Total Assets	$ 14,998,967	$ 11,038,734
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$ 208,814	$ 227,007
Accrued Expenses Payable	1,275,058	1,061,065
Taxes Payable	139,035	0
Deferred Charges	27,510	22,503
Unearned Revenue	1,750,303	1,800,485
Total Current Liabilities	3,400,720	3,111,060
Long-Term Liabilities:
Deferred Charges	96,333	123,844
Total Long-Term Liabilities	96,333	123,844
Stockholders’ Equity:
Common Stock	248,856	246,902
Paid-In Capital	29,703,254	29,185,646
Retained Earnings	(18,285,302)	(21,463,824)
Treasury Stock	(164,894)	(164,894)
Total Stockholders’ Equity	11,501,914	7,803,830
Total Liabilities and Stockholders’ Equity	$ 14,998,967	$ 11,038,734